Exhibit 10.17

Contract Number：B3-102091

Sole-Vision Technologies, Inc.

&

Industrial Technology Research Institute (ITRI)

Cloud Video Monitoring and Management Platform

Technology and Patent License Agreement

Technology and Patent License Agreement

The contractor Sole-Vision Technologies, Inc. (hereinafter referred to as Party A) and the Industrial Technology Research Institute (hereinafter referred to as Party B), both parties A and B are involved in the authorization of specific technologies and patents, hereby establish this contract and agree to the following conditions:

1.	Both agree for

1.1	Party B was commissioned by the Ministry of Economic Affairs to implement the 2012 broadband network system and convergence technology development plan, the 2012 smart sensing network technology and service development plan, and the 2012 embedded software and life service platform develop plan. The specific technical information in Appendix 1 (hereinafter referred to as the technical information) and the specified patent in Appendix II (hereinafter referred to as the patent, the foregoing technical information and this patent are collectively referred to as “the research and development results”), and Party B shall use the above-mentioned “this research and development” Achievements”, build a cloud video monitoring management platform system (hereinafter referred to as “this product) based on the technical service content contained in Appendix 3 of this contract.

1.2	Both parties agree to use this research and development results in accordance with the provisions of the “Basic Law on Science and Technology”, “The Ministry of Economic Affairs promotes research institutions to carry out industrial innovation and research and development subsidies” and “The Ministry of Economic Affairs Science and Technology Research and Development Results Attribution and Application Measures”; and Party B agrees to follow the following conditions to authorize Party A to use this research and development results. Party A agrees to accept the right to use this research and development results under the following conditions.

1.3	If the laws and regulations in the preceding paragraph change, both parties agree to amend the relevant terms of this contract in accordance with the latest laws and regulations.

2.	Authorized content

2.1	Party B hereby agrees to grant Party A the right to use this R&D achievement and this product in the field of information and communication.

2.2	The authorization in the preceding paragraph does not include any patent rights that may be produced by this technical material in the future. If this technical material is patented in the future, Party A shall sign a patent authorization contract with Party B and pay the patent authorization fee.

2.3	Party A shall not sublicense this research, development results and this product to a third party.

2.4	During the validity period of this contract, Party B can sign a separate authorization contract with a third party for this research and development achievement.

2.5	Party A agrees that Party B has the right to decide the following of this patent:

(a).	Abandon the patent or continue to pay the patent annual fee or not；

(b).	Transfer this patent, but Party A’s authorization for this patent will not be affected;

(c).	Supplement, amendment, division or correction etc. for application.

3.	Information Delivery

3.1	Party B shall deliver the items set out in Appendix III to Party A on the agreed time after the effective date of this contract.

3.2	Except for this patent, which has a patent application on-going, Party B has no obligation to provide any information related to this patent to Party A.

4.	Consultation and explanation

4.1	When Party A has any questions with the R&D achievements or products delivered by Party B, Party B shall provide services for Party A’s questions. The content and form will be determined after confirmation by the executives of both parties as required.

5.	Authorization fee

Party A accepts to Party B the right to use a set of this research and development achievement and product, and shall pay the following payment to Party B:

(a).	Technology authorization fee: NT Dollars (the same as below) Nine Hundred Thousand NT Dollars (excluding business tax, the same as below);

(b).	Patent authorization fee: Five Hundred Thousand NT Dollars.

(c).	Technical service fee: Nine Hundred Thousand NT Dollars.

6.	Payment Term

6.1	Party A agrees to pay Party B the technology license fee, patent license fee and technical service fee of the preceding article in accordance with the following conditions.

(a).	Party A shall pay the first payment of one million NT Dollars after the contract becomes effective and within 30 days from the date when Party B issues the invoice.

(b).	Party A shall pay the second payments of 600,000 NT Dollars within 30 days after receipt of the invoice issued by Party B after the completion of the inspection and acceptance by both parties on December 15, 2013 (the same as below).

(c).	Party A shall pay the third payments of 700,000 NT Dollars within 30 days after receipt of the invoice issued by Party B after the acceptance of the acceptance by both parties on January 27, 2014.

6.2	Both parties agree that if part or all of the patents in the application for this patent are not certified during the validity period of this contract, or are not certified in accordance with the scope of the application, or the certified patent is revoked, the scope of the patent is changed or eliminated. when the circumstance occurs, Party B agrees to still authorize Party A with the technical content of these patents. In this case, both parties agree that the aforementioned patent license fee will be converted into technology license fee. Affected, and Party B does not need to return the amount collected in accordance with this contract, and is not liable for damages.

6.3	The amount that Party A should pay to Party B in accordance with this contract shall be paid in cash, promissory notes or cheque. If the payment is made by promissory note or cheque, the content and form shall meet the requirements of Party B.

6.4	The amount that Party A should pay to Party B in accordance with this contract shall be paid in New Taiwan Dollars. If foreign currency conversion is involved, the exchange rate shall be based on the closing price of the foreign currency on the foreign exchange trading day before the settlement date of the premium paid by the Bank of Taiwan.

7.	Patent related fees

7.1	This patent is owned by Party B, and is responsible for the cost of obtaining the patent and related annual patent fees.

7.2	If there is a patent under application in this patent, Party B shall make overall decisions regarding the application area, defense, waiver of defense, reduction of the scope of the patent, application for division and correction of the patent and others.

7.3	If Party B decides to stop paying any of the annual fees for this patent, Party A can, at its own expense, ask Party B to continue to maintain the patent. However, if Party A refuses or delays the payment of the patent annual fee, Party B may still stop maintaining the patent.

7.4	If Party A intends to file a patent authorization registration with the competent authority, Party A shall be responsible for the registration procedures required for this patent authorization, and Party B shall provide necessary assistance, but Party A shall bear all the fees required for registration.

8.	Intellectual property rights

Both parties A and B understand and agree that this research and development results and this product are the results of Party B’s implementation of the Ministry of Economic Affairs’ scientific and technological development project, and the patent rights, copyrights, circuit layout rights and other intellectual property acquired by them belong to Party B. Party A shall not apply to any relevant authority for registration of patent rights, copyrights, circuit layout rights or other intellectual property rights.

9.	Restrictions

9.1	Without the prior written consent of Party B, Party A shall not use the same or similar names, badges, trademarks and other marks of Party B, Party B’s employees and all units of Party B.

9.2	Party A shall be responsible for requiring its employees, distributors and their agents to comply with the provisions of this article. If Party A’s employees, distributors or agents violate the provisions of this Article, it shall be deemed that Party A has violated the provisions of this agreement.

10.	Tort Liability

10.1	Party A agrees and acknowledges that it infringes the patent rights, copyrights, circuit layout rights, trade secrets or other intellectual property rights of third parties due to the use or modification of this research and development result or this product, or causes any damage to Party A or third parties At the time, except for the circumstances stipulated in the following paragraph, Party B does not need to bear any responsibilities, including liability for guarantees for defects.

10.2	When all of the following conditions are met, Party B shall, in accordance with Party A’s requirements, bear all costs (including attorney’s fees) and provide technical appraisal consulting services:

(a).	The infringement in the preceding paragraph occurred during the validity period of this contract and was caused by a cause attributable to Party B;

(b).	The infringement in the preceding paragraph was not caused by Party A’s modification of this R&D achievement.

(c).	The patent rights, copyrights, circuit layout rights, trade secrets, and other intellectual property rights infringed by the preceding paragraph have been acquired or protected in accordance with the laws of the Republic of China when the two parties entered into this contract.

(d).	When the preceding infringement occurs, Party A uses Party B to send the latest version of this research and development achievement.

(e).	Party A has delivered all relevant documents and articles to Party B in accordance with Party B’s requirements, and provided Party B with all necessary assistance.

10.3	Party A shall, within three months from the date when the final judgment, mediation or settlement of this infringement is determined, and also enter into an authorization contract with the owner of the right to modify the research and development results or the product to make it incompatible. Infringement, or stop using this research and development results and this product. When Party A requests Party B to make amendments, it shall be agreed by both parties in another contract. Party A should stop using the infringing research and development results and this product before obtaining the authorization or completing the modification.

11.	Guarantee clause

11.1	The results of this research and development are delivered to Party A in the state when this contract is signed. Except as expressly stipulated in this contract, Party B shall not be liable for any guarantee, including not guaranteeing the suitability and commercialization of the research and development results.

11.2	Party B does not guarantee that the patent will not be revoked or extinguished, nor does it guarantee that the patent in the application will be certified or that it can be certified within the scope of the application.

12.	Duty of confidentiality

12.1	Party A shall take the care of good managers, properly keep the research and development results and other related materials it knows or holds due to this contract, and adopt appropriate confidentiality measures, and with the prior written consent of Party B, it shall not disclose or deliver any third party.

12.2	Party A shall be responsible for requiring its current and former employees to comply with the provisions of this article. If the aforementioned personnel violate the provisions of this Article, it shall be deemed that Party A has violated the provisions of this Article.

13.	Information update

Party B has the right to amend, improve and update this research and development results at any time, and there is no need to notify Party A of amendments, improvements or updates.

14.	Transfer of rights and obligations

All rights and obligations of Party A in this contract shall not be transferred to any third party without the prior written consent of Party B.

15.	Contact management

The notice or request related to this contract shall be deemed to have been served on the party in writing to the following places. If either party’s address changes, it shall be notified to the other party in writing within 30 days to be effective:

Party A’s Contact Person：Name： Limei Lin

Job Title：Project Manager

Telephone：02-29997699#201

Address：2F-15, No. 14, Ln. 609, Sec. 5, Chongxin Rd., Sanchong Dist., New Taipei City 241407, Taiwan

Party B’s Contact Person：Name： Zirong Huang (Angela)

Job Title：Product Manager

Telephone：03-5914615

Address：195, Sec. 4, Chung Hsing Rd., Chutung, Hsinchu, Taiwan 310401, R.O.C.

16.	Basic Information

When Party A signs and seals this contract according to the law, it fills in the “Basic Manufacturer Data Sheet” (see Appendix 4) delivered by Party B and delivers it to Party B.

17.	Break the contract

17.1	When Party A fails to fulfill the stipulation in Article 6 or fails to fulfill the stipulation, in addition to making up the arrears, Party A shall also pay 5% of the annual interest rate and the number of days of delay (if less than one day is counted as one day) ) Calculate and pay the deferred interest to Party B.

17.2	If Party A fails to perform the stipulations in Article 9 and Article 14, or fails to perform according to the stipulations, Party A shall transfer the benefits gained from this contract and the benefits gained from violation of Article 9 or Article 14 to Party B. Think of punitive liquidated damages. Party B may also terminate this contract with another written notice.

17.3	If Party A fails to fulfill the stipulations in Article 12 or does not comply with the stipulations, Party A shall pay Party B a punitive penalty of two hundred and fifty thousand yuan, and Party B may terminate this contract with another written notice.

17.4	If either party fails to perform the other clauses of this contract or fails to perform according to each of the agreements, the party that is not at fault can notify the other party in writing to make corrections within ten days. If the correction is not made within the time limit, the party without fault may terminate this contract with another written notice.

17.5	When Party A delays payment of any kind of payment to Party B for more than ten days, Party B may terminate this contract with written notice.

18.	Termination

18.1	After the termination or cancellation of this contract, the party that has not breached the contract may not only exercise its rights in accordance with the contract and relevant laws and regulations, but also request compensation from the other party for the damage suffered.

18.2	Party B’s liability for damages in accordance with this contract is limited to Party A’s direct damages (including the direct damages caused by Party A’s customers’ claims against Party A, and the damages are solely due to Party B’s cause Cause), including but not limited to Party A’s related legal expenses or attorney fees. However, the full scope of liability that Party B shall bear in accordance with this article, this contract and related laws and regulations, regardless of whether this contract is terminated, cancelled or expired, shall be subject to the total amount of authorization fees actually received by Party B from Party A as the upper limit. And those who are exempted in accordance with the agreement shall still be exempted.

18.3	Upon termination, cancellation or expiration of this contract, Party A shall immediately stop exercising its rights to the proceeds of this research and development, and shall immediately return the research and development results and their photocopies and manuscripts to Party B or destroy them by themselves.

19.	Tax Burden

The business tax arising from the performance of this contract shall be borne by Party A, the stamp duty shall be borne by each party, and other taxes shall be borne by the party incurred.

20.	Contract modification

Additions, deletions or amendments to this contract are not effective unless the parties have reached a written agreement

21.	Effective period and effective date

21.1	This contract will be effective from the date set out on the bottom page after both parties have signed and sealed in accordance with the law. Except as otherwise provided in this contract or the law, neither party may terminate this contract arbitrarily without the written consent of both parties.

21.2	The rights and obligations of both parties in the following clauses of this contract shall not be extinguished due to the expiration, termination or cancellation of the contract period: Article 7, Article 8, Article 10, Article 11, Article 12, Article 18. , Article 24 and this item.

22.	Force Majeure

If a party is unable to perform this contract or cannot perform according to this contract due to floods, fires, wind disasters, earthquakes or other reasons not attributable to it, the party shall be exempt from payment obligations or not liable for delays.

23.	One is invalid When some clauses of this contract are deemed invalid in accordance with the law, other clauses shall continue to be valid.

24.	Governing law and consensual jurisdiction

24.1	For matters not covered in this contract, both parties agree to comply with the laws of the Republic of China and relevant government laws and regulations.

24.2	In the event of litigation due to this contract, both parties hereby agree that the Taipei District Court shall be the court of first instance jurisdiction.

25.	Complete consensus

25.1	The text of this contract and its attachments constitute the complete agreement of both parties on this case. Any matter that has been agreed by both parties before this contract takes effect but is not recorded in the text of this contract or its appendixes shall not be binding on both parties.

25.2	The effect of the attachment is the same as the text of this contract, but in case of conflict between the two, the text of this contract shall prevail.

26.	Principle of good faith

For matters not covered in this contract, the two parties shall resolve each other through mutual agreement in this principle of good faith.

27.	Contract copies

The original contract is in two copies, and Party A and Party B each hold one copy as proof.

Authorized representative of the Parties：

Party A：Sole-Vision Technologies, Inc.
Representative：
Name：	Xiao Yinghang
Job Title：	President
Address：	2F-15, No. 14, Ln. 609, Sec. 5, Chongxin Rd., Sanchong Dist., New Taipei City 241407, Taiwan
VAT Number：	70378560

Party B：Industrial Technology Research Institute (ITRI)
Representative：
Name：	Xu Juemin
Job Title：	President
Address：	195, Sec. 4, Chung Hsing Rd., Chutung, Hsinchu, Taiwan 310401, R.O.C.
VAT Number：	02750963
Service Line：	0800-458899

Date: September, 2013

Appendix 1:：「Technical Information」Table

Detail information of Cloud Surveillance Management Platform

Cloud Surveillance Management Platform Specification
Functions	Description
File System Monitoring	● Illustrate the percentage use for the system
Physical Hard Drive Monitoring	● Illustrate physical hard disk status on the storage server ( includes: Healthy, Failure, Unknown)
Server and virtual machine monitoring

● Graphically display the system status of computing nodes, storage servers, and operating virtual machines which including:

■ Average workload in past 1 minute (please refer to the Linux system definition).

■ Average workload in past 5 minute (please refer to the Linux system definition).

■ Average workload in past 15 minute (please refer to the Linux system definition).

■ Network interface transfer per second.

■ Storage sever file system IOPS (excluding computing nodes and virtual machines). Memory usage including (swap, buffer, cache, free)

File System Load	● After the virtual machine power on, the file system is automatically mounted in “/storage”
Virtual machine root image file[1] (Root Image)

● Built-in a set of 2GB virtual machine root image files, and the specifications are as following:

■ Ubuntu 12.04 Server

■ Built-in SSH Server

■ Built-in VLC

The default user and password are specified by Party A when signing the contract.

Create a virtual machine	● Create a virtual machine (root image file can be specified)

1 Root Image refers to the original file used to create a virtual machine. All newly created virtual machines will have the same specifications as the virtual machine described in the root image. After the virtual machine is started, the user can log in to the virtual machine Perform the required software installation and settings. The installed software and settings will still be valid after closing and restarting the virtual machine.

Start the virtual machine (Virtual machine boot)

● Power on the the specified virtual machine (user can specify the virtual memory size and the number of virtual CPUs)

■ The upper limit of the virtual CPU of a single virtual machine is 4.

The maximum virtual memory size of a single virtual machine is 8GB

Virtual machine list	● Illustrate all the operating virtual server IP address and status (including Running, Stopped, Unknown).
Shut down the virtual machine	● Shut down the specified virtual server (can be restarted again)
Remove virtual machine	● Delete the specified virtual server (will not be able to start again)
Authorization[2]

● The scope of software system license as following:

■ The software system is bound and built into the delivered hardware system which cannot be used for other purposes[2].

■ The software system is bound and built into the delivered hardware system, and cannot be used for other purposes[3].

■ Number of computing nodes that can be monitored and managed by the software system: 2 (The specifications of computing nodes are as specified in item 2 of the delivered hardware specification table).

■ Number of storage servers that can be monitored and managed by the software system: 2 (Storage server specifications such as delivery hardware specification table item 3).

■ Number of file systems that can be monitored and managed by the software system: 1.

■ File system size that can be monitored and managed by the software system: 17TB.

■ Number of root image files supported by the software system: 2.

■ The total number of non-operating and operating virtual machines that can be created and managed by the software system: 20.

■ Number of virtual machines in operation that can be monitored and managed by the software system: 10.

■ Number of virtual CPUs that can be monitored and managed by the software system: 20.

■ The size of virtual memory that can be monitored and managed by the software system: 80GB.

2 The license can be expanded in another case in the future.

3 This is not the case if you sign an expansion or joint development project with Party B on the original system in the future.

Appendix 2: Detail table of this patent

Patent Name : SYSTEM AND METHOD FOR PROVIDING AND TRANSMITTING CONDENSED STREAMING CONTENT

Application number: 100149124 (Republic of China, Taiwan)

Appendix 3：The content of technical service of this project

1.	Project Name：Verification service for cloud video monitoring management platform

2.	Schedule：From the date of signing and ending on January 27, 2013.

3.	Project Content:

(A)	Delivery Items

Item	Date	Delivery Content
Cloud video monitoring hardware platform	2013/12/15	A set of hardware system for cloud video monitoring and management platform
		●	For specifications, please refer to the hardware specifications list of the cloud video monitoring and management platform in appendix 3

Acceptance criteria:

		●	The hardware is built in the site designated by Party B, and both parties shall check and accept one by one according to the hardware specification list of the cloud video monitoring and management platform in Annex 1.

Cloud video monitoring management platform & software system documents	2014/1/27	Install one set of cloud video monitoring management platform software (see appendix 1).
		●	For specifications, please refer to Appendix 1 for a detailed list of software specifications of the cloud video monitoring and management platform.
●

The delivered software system only covers executable files, excludes source code, and directly installed in the hardware of the cloud video monitoring management platform which list in in Appendix III.

No installation program is provided, and Party A is not allowed to copy and use it by itself.

A software system operation manual, including:

● Basic system function operation

● Basic troubleshooting

Acceptance criteria:

● Before acceptance, Party B shall be responsible for transporting the hardware and software equipment to Sole-Vision Technologies, Inc. (refer to Appendix 4 for the address), and assign engineers to do the set up for detail settings.

● For the acceptance steps, please refer to Appendix III (B) Acceptance Criteria.

● After acceptance, There will have a 2-hour system operation training course will be held in Sole-Vision Technologies, Inc. (refer to Appendix 4 for the address).

The hardware specification list of Cloud video monitoring management platform

Item	Name	quantity/unit	Specification
1	Cabinet	1 unit	● 19”instrument combination rack (41U cabinet) ● Front and rear mesh doors ● Detachable side panels ● 2 sets of bracket + support plate
2	Compute node	1 unit	● Each host contains 2 computing nodes, and the specifications of each node as following ■ Intel Xeon E5-2620 2.0GHz/15M/8.00GT/sec 6核心 (x2) ■ 64GB (16GB *4) DDR3-1600 ECC/REG RAM ■ 240GB SATA3 SSD
3	Storage Node	2 units

● Intel Xeon E5-2620 2.0GHz/15M/8.00GT/sec (x2)

● 32GB (8GB *4) DDR3-1600 ECC/REG RAM

● LSI 16Port Raid card

● 750W RSPS POWER supply (include 2nd backup unit)

● 2TB 7200RPM 3.5” SATA3 Enterprise level (x12)

4	Switch	1 unit	● Cisco Catalyst 2960s 48

5	Manage host and screen	1 unit	● 24 inch LED monitor ● Management host, spec as following ■ Intel i7 CPU ■ Memory size: 8GB ■ 500GB SATA Hard Drive ■ 1Gbps network card ■ wireless key board & mouse

(B)	Acceptance criteria:

●	Party B’s engineers shall build a performance acceptance auxiliary platform in advance, and perform performance acceptance of the delivered software platform and hardware system within Party B.

●	The specifications of the acceptance auxiliary platform are as follows:

Item	Name	Quantity	Specification
1	iPUX 2330 IPCAM	15	● Encoding: MotionJPEG ● Resolution: VGA ● Frame rate: 3 fps ● Video quality: Normal
2	Server	1	● Intel i7 CPU 4 cores ● 8GB Memory ● 1Gbps NIC ● 500 GB for hard Drive
3	D-Link Switch	1	● 24-Port Gigabit Switch

●	The acceptance steps are as follows:

■	Run 15 VLC server programs on the acceptance platform, access the above-mentioned IPCAM (iPUX 2330 IPCAM x 15) to get video content, and provide remote VLC Client connection to do the video transmission.

■

Create 5~10 virtual machines on the software platform and hardware system delivered in this project, and run a total of 200 VLC Client programs on the virtual machines to connect to the VLC Server on the platform, capture video streaming content and perform full Time recording, the recording file is divided and stored in units of five minutes.

■	The performance acceptance is carried out for 3 days. After 3 days, 20 video files recorded during the performance acceptance period are randomly downloaded from the virtual machine by FTP transmission and played with the VLC player to check their correctness.

■	The correctness of a video file means that its image encoding specifications must conform to the image specifications provided by the auxiliary platform. However, due to the characteristics of video encoding and network transmission packet loss, if the recorded video content is broken due to network transmission loss and other irresistible factors, it is still within the normal range.

●	Cooperating with manufacturers:

■	Party A shall provide the hardware equipment required by the acceptance platform within 3 months after signing the contract. Party B shall assist in the establishment of the acceptance auxiliary platform. The acceptance platform shall be owned by Party A after the acceptance, and the acceptance platform shall be subject to acceptance. Once completed, it will not be covered by the warranty.

■	If Party A fails to provide the hardware equipment required by the acceptance platform as scheduled, Party B shall prepare the hardware equipment to build the acceptance platform, and the acceptance auxiliary platform shall belong to Party B after the acceptance is completed, and Party B shall remove it after the acceptance.

(C)	System warranty:

●	Software warranty for 1 year (the performance acceptance assistant platform is not included in the warranty)

■	The warranty is mainly based on the remote VPN login method for maintenance, and the remote login channel is provided by Party A.

■	If the site must be repaired due to force majeure, the location is only Sole-Vision Technologies, Inc. (refer to Appendix 4 for the address). If repairs are required to other locations, travel and personnel expenses will be charged.

●	The hardware system warranty in this case is provided by the original hardware manufacturer, and the right to the warranty is transferred from Party B to Party A when the system is delivered.

●	If the user does not use the “cloud video monitoring management platform software” authorized by this case to control and configure the system, but uses other methods or software to log-in to the computing server, storage server or management host to operate, or to modify the hardware equipment by himself, The system warranty disappears.

Appendix 4：Manufacturer’s Basic Information Sheet	Date：Dec. 5th, 2012

Company Name	Chinese	松華國際股份有限公司
	English	Sole-Vision Technologies, Inc.
Company address	2F-15, No. 14, Ln. 609, Sec. 5, Chongxin Rd., Sanchong Dist., New Taipei City 241407, Taiwan
Established Date	July, 1999
Factory Address
Invoice Address	2F-15, No. 14, Ln. 609, Sec. 5, Chongxin Rd., Sanchong Dist., New Taipei City 241407, Taiwan
VAT number	70378560		President	蕭英航
Capital to 2011 (Thousands of New Taiwan Dollars)	60,000		General Manager	范景皓
Turnover in 2011 (Thousands of New Taiwan Dollars)	71,765		Number of employees	15
Main Product	Security monitoring system and equipment		sales regions	Taiwan、USA、China、Singapore、Malaysia、Mexico
Annual R&D expenditure (Thousands of New Taiwan Dollars)	50,000		Development Engineers	5
Contact person	Name	林麗梅	Telephone	02-29997699#201
	Job Title	Project Manager	Fax	02-29997808
Contact address	2F-15, No. 14, Ln. 609, Sec. 5, Chongxin Rd., Sanchong Dist., New Taipei City 241407, Taiwan

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